EXHIBIT 4

DIRECTORS AND EXECUTIVE OFFICERS OF YORK OFFSHORE LIMITED

Name	Title	Principal Business Address	Principal Occupation	Citizenship
James G. Dinan	Director	390 Park Avenue New York, New York 10022	Investment management	USA

Daniel A. Schwartz	Director	390 Park Avenue New York, New York 10022	Investment management	Canada

Adam J. Semler	Director	390 Park Avenue New York, New York 10022	Investment management	USA

Anthony L.M. Inder-Rieden	Director	Euor-Dutch Trust Company P.O. Box N9204 Nassau, Bahamas	Investment management	Bahamian

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